EXHIBIT 22

SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

  General American Transportation Corporation (New York)--includes an interest in one foreign subsidiary, Business Segment--Railcar Leasing and Management
    GATX Terminals Corporation (Delaware)--9 domestic subsidiaries and interests in 14 foreign subsidiaries, Business Segment--Terminals and Pipelines
  GATX Financial Services, Inc. (Delaware)--74 domestic (which includes
   GATX Capital Corporation) and 9 foreign subsidiaries, Business
    Segment--Financial Services
  GATX Logistics, Inc. (formerly The Unit Companies) (Florida)--33 domestic subsidiaries, and 2 foreign subsidiaries, Business Segment--Logistics and Warehousing
   American Steamship Company (New York)--12 domestic subsidiaries,
    Business Segment--Great Lakes Shipping


































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